Exhibit 99.1

EMPLOYEE Q&A

1.	Why does CoreRx /QHP Capital want to acquire Societal?

QHP Capital, through its ownership of CoreRx, has a vision of creating a leading midsize CDMO focused on small molecule development and manufacturing that provides a breadth of services and capabilities across the manufacturing and development process. We believe that combining CoreRx and Societal into a single CDMO will help both companies move more rapidly to achieving that vision. CoreRx has strengths in formulation development, early stage scale up and production, while we at Societal have a long and rich history in commercial scale manufacturing. By combining our two companies, we will be able to offer clients improved quality and scale across the CDMO service offering.

2.	Who are QHP Capital & CoreRx?

QHP Capital is a healthcare focused private equity firm based in Raleigh, NC. QHP has a rich healthcare legacy as it was formerly part of NovaQuest Capital Management, the on-balance sheet investment arm of Quintiles Transnational (now IQVIA, one of the world’s largest CROs). QHP’s vision is to be the world’s best healthcare private equity firm by creating long-term value for its investors and its portfolio companies. QHP owns 12 portfolio companies in the healthcare space, including CoreRx, all of which provide outsourced services to pharma and life sciences.

CoreRx is an end-to-end capability CDMO based in Clearwater, FL. Founded in 2006, with approximately 180 employees, CoreRx offers its clients formulation, scale up and predominantly early stage GMP manufacturing services. CoreRx was acquired by QHP in 2021 and in 2022 CoreRx acquired Bend Bioscience, which added additional formulation and other development capabilities, including particle engineering and spray dry dispersion. Based in Bend, OR, Bend Bioscience is operated within CoreRx’s leadership.

3.	What happens between now and the closing of the acquisition? When is the closing date?

Between now and the closing of the merger, we expect little will change in our day-to-day operations. Yesterday’s announcement is just the first step in a process toward the closing. Until then, Societal and CoreRx will remain two separate companies. As such, until the closing, we will continue to operate as we did before the announcement, move forward with our goals and priorities, and continue to conduct our business independently from CoreRx. We need to continue to remain focused on operating our business in the best interest of Societal, our stockholders, our customers and the patients we ultimately serve.

Our expectation is that the merger will close in early April 2024.

4.	Will the current management team remain in place until the closing?

Societal’s management team will continue to actively guide the company on a day-to-day basis until the transaction closes. Societal leadership is committed to executing this transaction successfully and ensuring a smooth closing and integration.

5.	Will my reporting structure, role or responsibilities change prior to the closing?

Until the transaction closes, we do not anticipate any changes to ongoing operations or job functions and employees will continue to report to their respective managers. We will continue to operate as an independent company until close and it is important that we all remain focused on our day-to-day responsibilities and the Companies’ ongoing business priorities.

6.	How will the transition be managed? Will there be a team and updates about the integration between the companies?

Please keep in mind that today is just day one and there are many decisions still to be made. As we move ahead, we will assemble an integration team with representatives from both Societal and CoreRx, all done under the guidance of a consulting firm with expertise in these sorts of integrations. We will begin planning for the integration process soon and will communicate more information as we have it. Remember, until the transaction is completed, we will continue to operate as two separate, independent companies. Please also remember your confidentiality obligations remain in place and apply to information concerning the transaction.

7.	Who should we contact if we have questions?

We realize that you may have many questions over the coming days and weeks. We will communicate new information when it becomes available and will provide answers to questions as soon as possible after decisions are made, with the most information likely available following the close. If you have any pressing questions, we encourage you to speak with your ELT member. In addition, for any compensation or benefits related questions, please ask a member of the P&C team. For stock related questions, please contact the Finance team.

8.	What information about the transaction can I share outside Societal?

In general, employees should avoid sharing written or non-public information about the transaction outside the company. However, you may share the press release. In no instance is it appropriate for you to speak about the transaction on behalf of Societal.

9.	What should I do if someone from the media or other outside party asks me about the deal?

Refer any requests from media to Tim Brons of Vida Strategic Partners (tbrons@vidasp.com), Ryan Lake or David Enloe. Other than referring incoming inquiries, in no circumstances should you have any contact with media, research analysts, shareholders, or any other parties regarding the transaction. Separate guidance will be provided to sales team members and other employees who have regular contact with customers & suppliers.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this document that do not relate to matters of historical fact should be considered forward-looking statements. These forward-looking statements include, among others, the ability to complete and the timing of completion of the transactions contemplated by the Agreement and Plan of Merger, dated as of February 28, by and among Societal, CoreRx and Cane Merger Sub, Inc. (“Merger Agreement”), including the parties’ ability to satisfy the conditions to the consummation of the Offer and the other conditions set forth in the Merger Agreement and the possibility of any termination of the Merger Agreement. The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements.  Potential risks, uncertainties and other factor to be considered include, among others, that Societal shareholders may not tender a sufficient number of shares in the tender offer; the length of time necessary to consummate the proposed transaction may be longer than anticipated, or it may not be consummated at all; the proposed transaction may involve unexpected costs; the businesses may suffer as a result of uncertainty surrounding the proposed transaction, including difficulties in maintaining relationships with third parties or retaining key employees; and the risk that shareholder litigation in connection with the Offer or the Merger may result in significant costs of defense, indemnification and liability. For further discussion of these and other risks and uncertainties, see Societal’s most recent Form 10-K and Form 10-Q filings with the United States Securities and Exchange Commission (the “SEC”), including under the headings “Risk Factors.” You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document. Except as required by law, neither CoreRx nor Societal is under any duty to update any of the information in this document.

Additional Information And Where To Find It

In connection with the proposed acquisition, CoreRx will commence a tender offer for the outstanding shares of Societal. The tender offer has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Societal, nor is it a substitute for the tender offer materials that CoreRx and Merger Sub will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, CoreRx and Merger Sub will file tender offer materials on Schedule TO, and Societal will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. Holders of shares of Societal common stock are urged to read the tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement when they become available (as each may be amended or supplemented from time to time) because they will contain important information that holders of shares of Societal common stock should consider before making any decision regarding tendering their shares. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Societal at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. In addition, these materials will be available at no charge on the Investors page of Societal’s website at https://www.societalcdmo.com/ and by directing a request to the information agent for the tender offer, whose contact information will be set forth in the Offer to Purchase.